EXHIBIT 10.13          SEPARATION AND RELEASE AGREEMENT


     This Separation and Release Agreement ("Agreement") is dated September __, 1998 between FACTORY CARD OUTLET CORP., a Delaware corporation (the "Company"), and CHARLES R. CUMELLO ("Executive").

                                    RECITALS
                                    --------

     The Company and Executive desire to provide an orderly and amicable arrangement with respect to the cessation of Executive's employment as President and Chief Executive Officer and service as a director of the Company, and to resolve claims between the parties relating to his employment, the cessation of his employment, the Employment Agreement dated as of April 10, 1995 (the "Employment Agreement") between the Company and Executive (a copy of which is attached to this Agreement as Exhibit A), and otherwise.

                                   AGREEMENT
                                   ---------

     In consideration of the foregoing recitals, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1.   Resignation.

          (a) Executive confirms his resignation as of May 22, 1998 (the "Separation Date") as President and Chief Executive Officer of the Company, as a director of the Company, as a director and officer of each subsidiary of the Company for which Executive served in such capacity, and of any other position or office with respect to the Company or any of its subsidiaries, including as a legal representative or trustee of any employee benefit plan or trust of the Company or any of its subsidiaries. Executive waives any and all right to perform services in any capacity, including that of an employee, independent contractor or otherwise, for the Company or any its subsidiaries.

          (b) As a result of his voluntary resignation and the cessation of his employment, effective on the Separation Date, Executive ceased to perform any duties or be entitled to or eligible for any compensation or benefits except as expressly provided in this Agreement (which compensation and benefits are enhancements provided in lieu of any other compensation and benefits to which he would otherwise be entitled pursuant to the Employment Agreement or otherwise). As outlined below, the Company offers and Executive accepts a special separation and severance package.

     2.   Special Separation and Severance Package.

          (a) The Company will pay to Executive no later than five business days after the date of this Agreement $24,615.40, representing four weeks unused vacation time accrued by Executive through the Separation Date.

          (b) The Company will reimburse Executive for any unreimbursed reasonable business expenses incurred and paid for by Executive prior to the Separation Date consistent with the Company's policies in effect with respect to travel, entertainment and other business expenses, and upon Executive's providing to the Company reasonably acceptable documentation of such expenses within 90 days after the Separation Date.

          (c) Subject to Sections 2(e) and 14, the Company will pay to Executive, on each regular bi-weekly payroll date during the 12-calendar month period beginning on June 1, 1998 (the "Severance

Period"), an amount equal to $12,307.70. Executive acknowledges his receipt of all of amounts payable pursuant to this Section 2(c) through and including the Company's September 18, 1998 payroll date.

          (d) Subject to Sections 2(e) and 14, if Executive would have otherwise been entitled to receive a performance-based bonus for the fiscal year ending January 30, 1999, Executive shall receive a lump-sum payment equal to the amount (if any) that would be payable based upon the extent of the Company's achievement of the performance targets heretofore established under the Company's Management Incentive Plan for such fiscal year and assuming that Executive were to have remained continuously employed by the Company until the date such bonuses are paid. Such amount shall be paid to Executive concurrently with the Company's payment of the annual bonus (if any) for such fiscal year to other participants in the Management Incentive Plan.

          (e) If, during any calendar month of the Severance Period, Executive performs services as an employee, officer, consultant or independent contractor ("Services") of or to any company, entity or person other than the Company or any of its subsidiaries (a "New Employer") for which Services Executive receives or becomes entitled to receive any payments or other compensation (whether monetary or nonmonetary, vested or subject to any forfeiture condition, contingent or non-contingent, or current or deferred) ("New Compensation"), (i) Executive shall within no more than five business days after the end of such month notify the Company in writing of the nature, amount and payor of such New Compensation received or to be received by Executive (including without limitation the information specified in the form of certificate attached to this Agreement as Exhibit B) and (ii) the amounts otherwise payable by the Company pursuant to Sections 2(c) or 2(d) shall be reduced (but not below zero) by the aggregate fair market value of all such New Compensation paid or payable to Executive. In addition, Executive shall, no more than five business days after the end of the Severance Period, deliver to the Company a certificate in the form attached as Exhibit B to this Agreement. To the extent that Executive shall have received or become entitled to receive New Compensation in respect of Services performed during the Severance Period which New Compensation is, by reason of Executive's failure to give timely notice as required by this Section, not offset against amounts otherwise payable to Executive pursuant to Sections 2(c) or 2(d), the Company shall be entitled to recover from Executive an amount equal to the fair market value of such New Compensation, together with (i) interest on such amount at a rate equal to the prime lending rate (as announced from time to time in The Wall Street Journal) plus 200 basis points or, if lower, the highest interest rate permitted by applicable law and (ii) all reasonable attorneys' fees and expenses incurred by the Company in recovering such amount.

     3.   Executive Benefits.

          (a) To the extent that any stock option granted to Executive by the Company had become exercisable as of the Separation Date, Executive shall be entitled to exercise such option during the first 90 days after the Separation Date, but in no event after the expiration of the term of such option. Effective as of the Separation Date, Executive shall not (i) be entitled to exercise any stock option to the extent that such option had not become exercisable as of the Separation Date or (ii) eligible to be granted any additional stock options.

          (b) Subject to Sections 3(f) and 14, the Company shall continue Executive's health insurance coverage (as in effect immediately prior to the Separation Date) until the earlier of (i) the end of the Severance Period or
(ii) the first date on which Executive becomes covered under any other group health plan (as an employee or otherwise) which does not contain any exclusion or limitation with respect to any preexisting condition of Executive; provided that Executive shall pay the Company on a monthly basis the portion of the periodic cost of such continued coverage equal to the dollar amount of such periodic cost that was payable by Executive immediately prior to the Separation Date. As and to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Executive will be eligible to continue his health insurance benefits at his own expense for up to 18 months following the end of Severance Period

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

and, later, to convert such benefits to an individual policy. Executive will be provided with a separate notice of his COBRA rights.

          (c) Subject to Sections 3(f) and 14, the Company shall continue Executive's life insurance and accidental death and dismemberment insurance
(ADD) coverage during the first 12 months after the Separation Date as such coverage was in effect immediately prior to the Separation Date; provided that Executive shall pay the Company on a monthly basis the portion of the periodic cost of each provision of such continued coverage equal to the dollar amount of the periodic cost of such provision that was payable by Executive immediately prior to the Separation Date.

          (d) In lieu of continued long-term disability insurance ("LTD") coverage, the Company shall within five business days after the date of this Agreement pay to Executive $2,073.60, which amount represents 200% of the Company's good-faith estimate of the portion of the Company's aggregate annual premium cost for its LTD policy that is attributable to Executive's LTD coverage as in effect immediately prior to the Separation Date.

          (e) Subject to Section 14, the Company shall continue to pay to Executive a car allowance during the Severance Period in the amount of $803.75 per month.

          (f) Except as expressly provided in this Agreement or in an employee benefit plan of the Company, Executive shall not be entitled to receive any severance payments or any other benefits or compensation from the Company.

          (g) Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan, program or practice at any time in compliance with applicable law.

     4. Restrictive Covenants. Executive acknowledges and affirms his continuing obligations under Section 14 of the Employment Agreement, including without limitation his obligations with respect to competitive employment and the solicitation of employees, suppliers or customers of the Company and acknowledges that such obligations continue in accordance with their terms after the Separation Date. Executive shall, during the Restriction Period (as defined in the Employment Agreement), notify the Company in writing before he obtains employment with or performs services for any Competitive Business (as defined in the Employment Agreement). If Executive engages in such competitive activity without first obtaining the Company's express prior written consent, the Company's obligation to pay Executive any amounts pursuant to Sections 2(c) or 2(d) shall immediately terminate and the Company shall be entitled to recover from Executive all amounts paid pursuant to such Sections on or after the first date on which Executive engages in such competitive activity. The Company will not seek to recover any amounts or benefits provided to Executive prior to his engagement in competitive activity, but the Company's remedies for Executive's breach of the Employment Agreement, including but not limited to injunctive relief, are not otherwise limited.

     5. Confidentiality. Executive acknowledges and affirms his continuing obligations under Section 13 of the Employment Agreement, including without limitation his obligations with respect to trade secrets and other confidential information pertaining to the business of the Company and its subsidiaries and acknowledges that such obligations continue in accordance with their terms after the Separation Date.

     6. Remedies. Executive acknowledges that the services rendered by him are of a special, unique and extraordinary character, and that any violation of this Agreement would be likely to be highly injurious to the Company or its successors in interest with respect to the resulting disruption in their management. By reason of the foregoing, if, during the term of this Agreement Executive violates any provisions of Sections 4 or 5, the Company or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining him from committing or continuing any violation of this Agreement.

     If, at any time, Executive violates, to any material extent, any of the covenants or agreements set forth in Sections 4 or 5, the Company shall have the right to immediately terminate all of its obligations to make any further payments under Section 2.

     7.   Releases and Covenants Not To Sue.

          (a) Executive, for himself, his legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, personal representatives and executors (collectively, the "Executive Releasing Parties"), releases and forever discharges the Company, its present or past subsidiaries and affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, employees and agents of each of them (collectively, the "Executive Released Parties"), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys' fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a "Claim"), arising or which could have arisen up to and including the date of his execution of this Agreement, including without limitation those arising out of or relating to Executive's employment or cessation and termination of employment, the Employment Agreement or any other written or oral agreement, any change in Executive's employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries in any legal, administrative or other proceeding; provided, however, that the foregoing release does not apply to (i) any Claim under or based on this Agreement or (ii) any vested benefit Executive may have as of the Separation Date under any applicable employee benefit plan of the Company.

          (b) Executive further agrees on behalf of himself and the Executive Releasing Parties (i) not to assert any Claim against the Executive Released Parties which Claim has been released pursuant to Section 7(a) and (ii) not to file or commence any proceeding in any forum in respect of any such released Claim. Executive agrees to indemnify and hold harmless each of the Executive Released Parties in respect of any such Claim or proceeding. If Executive files or commences any proceeding in respect of such Claim, Executive shall forfeit, as of the date of the institution of such proceeding, any right to continue to receive the compensation and benefits provided in Section 2, and Executive shall forthwith return to the Company all payment and benefit amounts previously made to him pursuant to this Agreement.

          (c) The Company, for itself and each of its subsidiaries and their respective assigns, and to the extent it is legally able to do so, for their respective present or past officers, trustees, directors, shareholders, employees and agents (in each case solely relating to the scope of their employment or in their corporate capacities and to the extent such person is making a claim on behalf of the Company) (the "Company Releasing Parties") hereby releases and forever discharges Executive from any and all Claims arising or which could have arisen up to and including the date of the execution of this Agreement, out of or relating to Executive's employment, cessation of employment or change in employment status, the termination of prior agreements with him, or the performance of his duties on behalf of the Company; including any act, omission, occurrence, or other matters related to such employment, and any of the claims, matters and issues which could have been asserted by the Company against Executive in any legal, administrative, or other proceeding; provided, however, that the foregoing release does not apply to (i) any Claim under or based on this Agreement, (ii) any act or omission involving fraud; an intentional tort; willful, reckless or grossly negligent misconduct; criminal activity; or the receipt by Executive, directly or indirectly, of any financial or other personal benefit to which he is not entitled, or (iii) any obligation of Executive with respect to Sections 13 or 14 of the Employment Agreement.

          (d) The Company further agrees on behalf of itself and the Company Releasing Parties (i) not to assert any Claim against Executive which Claim has been released pursuant to Section 7(c) and (ii) not to file or commence any proceeding in any forum in respect of any such released Claim. The Company agrees to indemnify and hold harmless Executive in respect of any such Claim or proceeding.

     8. No Charges or Complaints Filed. Executive represents that he has not filed any complaints or charges against the Company with any local, state or federal agency or court. If any such complaint or charge was filed on his behalf, Executive shall take all reasonable steps necessary to effectuate withdrawal of such complaint or charge.

     9. No Liability Admitted. Executive and the Company acknowledge that neither execution of this Agreement nor performance of its terms shall constitute an admission by Executive or the Company of any wrongdoing in connection with any matter, including (without limitation) the matters set forth in Section 7.

     10.  No Detrimental Communications.

          (a) Executive will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Company, about any product or service provided by the Company, or about the Company's prospects for the future, except as may be required by legal process.

          (b) The Company will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive, except as may be required by legal process; provided, however, that the Company may (i) provide factual information regarding the beginning and ending dates of Executive's employment by the Company and the positions which he held during such employment and (ii) make all disclosures which, based on the advice of legal counsel, the Company reasonably believes to be required by securities or other law.

     11. Further Assistance. For a period of three years after the Separation Date, Executive shall from time to time provide the Company with such assistance and cooperation as the Company may from time to time request in connection with any investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a "Proceeding") arising out of matters within the knowledge of Executive and related to his position as an employee or director of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. In any such instance, Executive shall provide such assistance and cooperation at times and in places mutually convenient for the Company and Executive and which do not unreasonably interfere with Executive's business or personal activities. The Company shall (i) pay Executive's reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation, whenever provided, and (ii) if after the end of the Severance Period, the Company shall require Executive to provide more than three days of assistance or cooperation pursuant to this Section during any calendar month, the Company shall pay Executive a consulting fee equal to $1,200 for each such day in excess of three days; provided that clause (ii) of this sentence shall not apply to any assistance or cooperation provided by Executive pursuant to this Section during the Severance Period or to any testimony provided by Executive at any time pursuant to this Section in connection with any Proceeding or related deposition.

     12. Confidentiality. Executive shall keep confidential the existence of this Agreement, as well as all of its terms and conditions, and shall not disclose the existence, terms or conditions of this Agreement to any Person except to his attorney, accountant, and members of his immediate family who have agreed to keep confidential the existence, terms and conditions of this Agreement; and except that Executive may inform any prospective employer that the reason for his separation from employment with the Company was to pursue other opportunities. In the event that Executive believes he is compelled by law to divulge the existence, terms or conditions of this Agreement, he will notify the Company in writing of the basis for that belief before actually divulging the information, in order to permit the Company to take steps to protect its interests. Executive will cooperate with the Company in all reasonable respects to permit the Company to oppose such disclosure. Executive represents that, as of the date of this Agreement, he has not disclosed the existence, terms or conditions of this Agreement, except as permitted by this Section. The Company shall not disclose the existence, terms or conditions of this Agreement, except to the extent necessary to further the Company's legitimate business interests or as may be required by legal process or by applicable law, rule or regulation.

     13.  Voluntary Agreement.  Executive acknowledges and represents that he
(i) has read this Agreement, (ii) has consulted with legal counsel prior to executing this Agreement, (iii) understands the legal effect and binding nature of this Agreement; and (iv) is acting voluntarily and with full knowledge of his actions in executing this Agreement. Further, Executive acknowledges that he has been given at least 21 days to fully consider entering into this Agreement before its execution.

     14. Revocation. This Agreement may be revoked by Executive within the first seven days after his execution of this Agreement, in which case this Agreement shall not become effective or enforceable and all terms of this Agreement shall become null and void. Notwithstanding any provision of this Agreement to the contrary, Executive shall in no event be entitled to any payment pursuant to Sections 2(c) or (d) before the expiration of such seven-day revocation period. If not revoked during this seven-day revocation period, this Agreement shall remain in full force and effect.

     15. Legal Fees. The Company shall reimburse the Executive for the fees and expenses (not in excess of $5,000) incurred by him for legal services performed on or prior to the date of this Agreement in connection with the negotiation and execution of this Agreement.

     16. Governing Law; Disputes. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without giving effect to its conflict or choice of law provisions. Any action brought to enforce this Agreement may be brought in a state or federal court of competent jurisdiction located in DuPage County, Illinois. Executive submits to the jurisdiction of any state court located in DuPage County, Illinois or any federal court located in the Northern District of Illinois and waives the defense of an inconvenient forum to the maintenance of any action in such jurisdiction. Each party agrees that, if any action is brought to enforce this Agreement in a state court outside of DuPage County, Illinois or any federal court outside of the Northern District of Illinois, such party consents to a transfer to a state court located in DuPage County, Illinois or a federal court located in the Northern District of Illinois, and will accept service of process and other papers by any method permitted by the rules of the court to which such action is transferred.

     17. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, sent by certified, registered or express mail, postage prepaid, or by overnight delivery service and shall be deemed to have been duly given when delivered or three days after mailing (in the case of communications sent by mail), as follows:

     If to the Company:

          Factory Card Outlet Corp.
          2727 Diehl Road
          Naperville, Illinois 60563
          Attention: Chairman of the Board
     with a copy to:

          Sonnenschein Nath & Rosenthal
          8000 Sears Tower
          Chicago, Illinois 60606
          Attention: Roger C. Siske, Esq.

     If to Executive:

          Charles R. Cumello
          5614 S. Park Avenue
          Hinsdale, Illinois 60521

     with a copy to:

          Katten Muchin & Zavis
          525 West Monroe Street
          Chicago, Illinois 60661
          Attention: William E. Mattingly, Esq.

Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     18. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     19. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed shall be deemed to be an original but both of which together will constitute one and the same instrument.

     20. Withholding. The Company shall withhold from all benefits and other amounts due or otherwise payable to Executive hereunder in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Executive pursuant to this Agreement, or to comply with any personal or voluntary deduction, including without limitation the employee contribution for any insurance plan in which Executive participates, or other deductions authorized by law or that have been requested by Executive during the course of his employment.

     21. Non-Admission. Nothing contained in this Agreement, nor any actions taken by any party hereto in connection herewith, shall constitute, be construed as, or be deemed to be, an admission of fault, liability, or wrongdoing of any kind whatsoever on the part of any party hereto. The Company asserts that at all times its treatment of Executive is, was and has been fully consistent with the requirements of the law and the Company's policies and Executive acknowledges the Company's assertion.

     22. Validity. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, covenants and restrictions of this Agreement shall remain in full force and effect and in no way shall affect, impair or invalidate this Agreement. If any court determines that any provision of Section 4 of this Agreement or Section 14 of the Employment Agreement is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     23. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all previous oral and written agreements and all prior or contemporaneous oral negotiations, commitments and understandings. Neither party has made, and neither party has relied upon, any representation or warranty in connection with this Agreement except as expressly set forth herein.

     24. Assignment of Interests. Executive warrants that he has not assigned, transferred or purported to assign or transfer any claim of Executive against the Company.

     25. Representations. Each party represents that (a) prior to executing this Agreement, it had the opportunity to review this Agreement with counsel of its choice, (b) it has read this Agreement, knows its contents, and understands that its terms are legally binding, (c) it has entered into this Agreement voluntarily and has not been pressured or coerced in any way into signing this Agreement.

     26. Sections. Except where otherwise indicated by the context, any reference to a "Section" shall be to a section of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date set forth above.

                                    FACTORY CARD OUTLET CORP.



                                    By:_____________________________

                                         Stewart M. Kasen
                                         Chairman of the Board, President
                                         and Chief Executive Officer



                                    EXECUTIVE:


                                    ________________________________
                                    Charles R. Cumello

                                   Exhibit A

               [copy of Employment Agreement to be attached here]


                                   Exhibit B

                                  CERTIFICATE

     I, Charles R. Cumello, hereby certify and represent as follows to Factory Card Outlet Corp. (the "Company") pursuant to Section 2(e) of the Separation and Release Agreement dated as of September __, 1998 (the "Separation Agreement") between me and the Company:

Check one of the following:

____ During the Severance Period (as defined in the Separation Agreement), I did not perform any services as an employee, officer, consultant or independent contractor of any company, entity or person (other than the Company or its subsidiaries) for which services I did receive or was entitled to receive any payment or other compensation.

     OR

____ During the Severance Period, I did perform services as an employee, officer, consultant or independent contractor of or to any company, entity or person or company and, by reason of such services, received or became entitled to receive payments or other compensation (whether monetary or non-monetary, current or deferred, contingent or non-contingent, or vested or subject to any forfeiture condition) as follows:

Aggregate amount of cash compensation
 (before deductions or withholding):       _____________________________________

Description of non-cash compensation:      _____________________________________

Description of any contingencies
or vesting conditions:                     _____________________________________

Period during which services performed:    _____________________________________

Company, person or entity for whom
 services performed:                       _____________________________________

(Attach additional pages if necessary.)

                              *     *     *     *

     All of the information set forth above is true, correct and complete.

Dated: ________________, 199_              _____________________________________

                                                    Charles R. Cumello

     INDIVIDUAL ACKNOWLEDGMENT

STATE OF ILLINOIS    )
                     ) SS.
COUNTY OF DUPAGE     )

     On the _____ day of _______________, 199__, before me personally appeared Charles R. Cumello, known to me or proved to me on the basis of satisfactory evidence to be the individual described in and who acknowledged the foregoing instrument and swore and acknowledged that he executed the same as his free act and deed.

                               ________________________________________________
                               Notary Public

                               My commission expires __________________________



                                      B-2

                                       10